UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 8-A

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934



                        Simpson Manufacturing Co., Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                 California                           94-3196943
     -------------------------------             -------------------
     (State or other jurisdiction of              (I.R.S. Employer
      incorporation or organization)             Identification No.)




              4637 Chabot Drive, Suite 200, Pleasanton, CA 94588
              --------------------------------------------------
                   (Address of principal executive offices)


     Securities to be registered pursuant to Section 12(b) of the Act:

            Title of each class           Name of each exchange on which
            to be so registered           each class is to be registered

     Common Stock (without par value)      New York Stock Exchange, Inc.
     --------------------------------     -------------------------------


     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General
Instruction A.(c)(1), please check the following box.               [   ]

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the
Securities Act of 1933 pursuant to General Instruction A.(c)(2),
please check the following box.                                     [   ]

     Securities to be registered pursuant to Section 12(g) of the Act:


                 --------------------------------------------
                               (Title of class)

                 --------------------------------------------
                               (Title of class)

Item 1.  Description of Registrant's Securities to be Registered.

         The total number of shares of capital stock that Simpson Manufacturing Co., Inc. (the "Company") is authorized to issue is 25,000,000 shares, consisting of 20,000,000 shares of Common Stock without par value, of which 11,472,965 shares were issued and outstanding as of June 30, 1997, and 5,000,000 shares of Preferred Stock without par value, none of which is outstanding. The Company had approximately 259 shareholders of record as of that date.

         Common Stock

         Subject to the rights of holders of any Preferred Stock that may be issued in the future, holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor and in the event of liquidation, dissolution or winding-up of the Company, to share ratably in all assets available for distribution. The holders of Common Stock have no preemptive or conversion rights. Subject to the rights of holders of any Preferred Stock that may be issued in the future, the holders of Common Stock are entitled to one vote per share on any matter submitted to a vote of the shareholders, except that, on giving notice as required by law and subject to compliance with other statutory conditions, shareholders may cumulate their votes in an election of directors, and each shareholder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder or may distribute such shareholder's votes on the same principle among as many candidates as such shareholder thinks fit. All outstanding shares of Common Stock are fully paid and are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock.

         Preferred Stock

         The Board of Directors has the authority to issue the authorized and unissued Preferred Stock in one or more series with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the Preferred Stock could be used under certain circumstances, as a method of discouraging, delaying or preventing an acquisition or change in control of the Company. The Company does not currently have any plan to issue any shares of its Preferred Stock.


Item 2. Exhibits. Pursuant to Part II of Instructions as to Exhibits of Form 8-A, the following exhibits have been filed with the New York Stock Exchange, Inc. but are not being filed with the Securities and Exchange Commission with this registration statement.

         1. Annual report on Form 10-K for the year ended December 31, 1996, dated March 25, 1997.

         2. Quarterly Report on Form 10-Q for the Quarters ended March 31, 1997, and June 30, 1997, dated May 14, 1997, and August 13, 1997, respectively. Reports on Form 8-K dated January 7, 1997, March 21, 1997, and September 25, 1997.

         3.  Notice of Annual Meeting and Proxy Statement dated April 14,
             1997.

         4. Articles of Incorporation and bylaws with all amendments thereto.

         5.  Specimen Common Stock certificate.

         6.  Annual Report to Shareholders for the year ended December 31,
             1996.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.




                                         Simpson Manufacturing Co., Inc.
                                         -------------------------------
                                                   (Registrant)



DATE:  September 29, 1997            By  /s/Stephen B. Lamson
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                                                Stephen B. Lamson
                                             Chief Financial Officer